Exhibit 99.1

Atlantic Coast Federal Corporation's Second Quarter Earnings Increase
                    83% to $0.11 Per Diluted Share

    WAYCROSS, Ga.--(BUSINESS WIRE)--Aug. 1, 2006--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced financial results for the second quarter and six months ended June 30, 2006. The Company's improved earnings for the second quarter reflected a continued increase in its loan portfolio compared with year-earlier levels, coupled with a relatively stable net interest margin, which together produced higher net interest income for the quarter versus the second quarter last year. Other highlights of the second quarter included a continuation of solid credit quality metrics, again allowing the Company to reduce its provision for loan losses versus the comparable 2005 period, and an improvement in the Company's efficiency ratio. Because of the continued strength of its business, net income for the second quarter of 2006 increased 66% to $1,493,000 from $902,000 in the same period last year. On a diluted per share basis, net income increased 83% to $0.11 versus $0.06 in the second quarter of 2005.
    Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We are pleased to witness continued momentum in our business, signaled by solid year-over-year balance sheet growth and the strong earnings we have reported today. These trends are especially gratifying considering the fact that we still confront a relatively flat yield curve and heightened competition for loans and deposits, both of which continue to exert some pressure on our net interest margin and recently have restrained our growth somewhat as we avoid unfavorable pricing situations. Nevertheless, our markets remain economically and demographically attractive, our product innovations, such as business checking accounts and business lines of credit, continue to place increasing focus on commercial lending and small business customers, and credit quality in our loan portfolio remains stable. These factors give us momentum as we move into the second half of 2006 and, along with our plans to open two new branches during the coming year, position us for continued growth over the long term."
    For the second quarter of 2006, net interest income increased 7% to $5,477,000 from $5,097,000 in the second quarter of 2005 as the Company's net interest margin improved five basis points to 3.09% versus the first quarter of 2006, but declined two basis points from the second quarter last year. The provision for loan losses in the second quarter declined 65% to $204,000 from $577,000 in the second quarter of 2005. The Company's net interest income, after provision for loan losses, rose 17% to $5,273,000 in the first quarter from $4,520,000 in the same 2005 period.
    For the six months ended June 30, 2006, net interest income increased 7% to $10,756,000 from $10,062,000 in the same period last year as net interest margin declined 10 basis points to 3.07% versus the first half of 2005. The provision for loan losses for the first six months of 2006 was 75% lower at $280,000 compared with $1,100,000 in the year-earlier period. Net interest income, after provision for loan losses, rose 17% to $10,476,000 in the first half of 2006 from $8,962,000 in the comparable 2005 period.
    During the second quarter, the Company continued to benefit from strong asset quality, as reflected by lower provisions for loan losses in the second quarter of 2006 and year-to-date period compared with the same periods last year. Non-performing loans relative to total loans remained at a relatively low 0.62% at June 30, 2006, up from 0.51% in the first quarter of 2006 and 0.40% at June 30, 2005, indicating, in management's view, continued low exposure to potential losses in the Company's loan portfolio. The increase in non-performing loans to total loans reflected primarily the recent classification of certain commercial real estate loans as non-accrual; however, the Company is adequately collateralized on these loans and does not expect significant losses beyond the reserves already provided. Net charge-offs on an annualized basis fell to 0.06% of average total loans from 0.11% in the first quarter of 2006 and 0.54% in the second quarter of 2005.
    Non-interest income for the second quarter increased 22% to $2,188,000 versus $1,795,000 in the year-earlier period, primarily because of higher deposit account service fees. Non-interest income for the first six months of 2006 increased 24% to $3,826,000 from $3,082,000 in the same period last year as increased service fees and higher Bank-Owned Life Insurance (BOLI) income helped offset the impact of a first quarter loss on securities available for sale.
    Non-interest expense for the second quarter rose 6% to $5,254,000 from $4,977,000 in the same period last year. Non-interest expense for the first half of 2006 increased 11% to $10,489,000 from $9,484,000 in the year-earlier period. The increases in the quarter and year-to-date period reflected additional compensation costs related to the Company's share-based compensation plans implemented in mid-2005 and higher information technology expense; however, the decline in the rate of growth of non-interest expense in the second quarter was due primarily to lower accounting and legal fees. The Company's efficiency ratio improved to 68.55% for the second quarter from 75.67% in the first quarter of 2006 and 72.21% in the second quarter last year.
    Concluding, Larison added, "Recently, we announced the roll-out of a new identity for our banking operations, changing our name from Atlantic Coast Federal to Atlantic Coast Bank. While this change in no way affects the operations of the bank or the high level of service we strive to provide for our customers, the new name better signifies our expanded breadth of products and our increasing emphasis on business development. As we work to strengthen our brand of banking across this vibrant coastal region under the Atlantic Coast Bank name, we believe these efforts will pay off with greater visibility and appeal among new and existing customers seeking the capabilities and responsiveness of a community-focused, full-service bank."
    The Company's total assets increased 1% to $778,868,000 at June 30, 2006, from $770,519,000 at March 31, 2006, and were 10% higher versus $709,299,000 at June 30, 2005. Loans receivable, net totaled $613,838,000 at June 30, 2006, up 2% from $599,295,000 at March 31,
2006, and were 11% higher versus loans receivable, net of $550,551,000 as of June 30, 2005. Deposits rose 3% to $548,044,000 at the end of the second quarter of 2006 from $530,113,000 at March 31, 2006, and increased 13% from deposits of $485,567,000 at June 30, 2005. Total stockholders' equity increased 1% to $95,090,000 at June 30, 2006, from $94,039,000 at March 31, 2006, but was 4% lower than stockholders' equity of $99,538,000 at June 30, 2005, with the decline reflecting the impact of the Company's share repurchases since mid-2005.
    Return on average stockholders' equity for the second quarter and six months ended June 30, 2006, was 6.37% and 5.58%, respectively, versus 3.58% and 3.36%, respectively, for the comparable periods last year. Return on average total assets for the second quarter and six months ended June 30, 2006, was 0.78% and 0.69%, respectively, compared with 0.52% and 0.50%, respectively, for the same periods in 2005.
    In June 2006, Atlantic Coast Federal Corporation's Board of Directors voted to increase the Company's regular quarterly cash dividend rate on common stock to $0.10 per share. The new rate, paid on July 31, 2006, to stockholders of record as of July 14, 2006, represented a $0.01 increase over the previous dividend rate and marked the fifth consecutive quarterly increase in the rate since dividend declarations commenced in the first quarter of 2005.

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.
    Atlantic Coast Bank, with approximately $779 million in assets as of June 30, 2006, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area. Atlantic Coast Bank expects to open two additional branches in St. Johns County, Florida, in the next year.

    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," expected, "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


                  ATLANTIC COAST FEDERAL CORPORATION
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                            Three Months Ended     Six Months Ended
                                 June 30,               June 30,
                            -------------------   -------------------
                              2006       2005       2006       2005
                            --------   --------   --------   --------
Total interest income       $ 11,156   $  9,219   $ 21,671   $ 17,662
Total interest expense         5,679      4,122     10,915      7,600
                            --------   --------   --------   --------
Net interest income            5,477      5,097     10,756     10,062
Provision for loan losses        204        577        280      1,100
                            --------   --------   --------   --------
Net interest income after
  provision for loan losses    5,273      4,520     10,476      8,962
Non-interest income            2,188      1,795      3,826      3,082
Non-interest expense           5,254      4,977     10,489      9,484
                            --------   --------   --------   --------
Income before income taxes     2,207      1,338      3,813      2,560
Income tax expense               714        436      1,213        875
                            --------   --------   --------   --------
Net income                  $  1,493   $    902   $  2,600   $  1,685
                            ========   ========   ========   ========
Basic and diluted
  earnings per share        $   0.11   $   0.06   $   0.19   $   0.12
                            ========   ========   ========   ========
Weighted average shares
  outstanding:
   Basic                      13,510     14,129     13,510     14,129
                            ========   ========   ========   ========
   Diluted                    13,602     14,129     13,591     14,129
                            ========   ========   ========   ========

                                                  June 30,   Dec. 31,
                                                    2006       2005
                                                  --------   --------
Total assets                                      $778,868   $743,849
Cash and cash equivalents                           40,470     37,959
Securities available for sale                       69,143     71,965
Loans receivable, net                              613,838    580,441
Total deposits                                     548,044    516,322
Federal Home Loan Bank advances                    119,000    129,000
Stockholders' equity                                95,090     92,917


Selected Consolidated Financial Ratios and Other Data (unaudited) for the second quarter and six months ended June 30, 2006 and 2005, may be found at the following link: http://www.irinfo.com/acfc/2Q06fsq.pdf. Investors should refer to the Company's Form 10-Q for the quarter ended June 30, 2006, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's Web site immediately upon filing with the Securities and Exchange Commission.

    CONTACT: For Atlantic Coast Federal Corporation:
             Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376